Exhibit 99.1

August 21, 2015

Marrone Bio Innovations Announces Completion of $40 Million Loan Financing; Update on Management and NASDAQ Matters

DAVIS, Calif., Aug. 21, 2015 (GLOBE NEWSWIRE) — Marrone Bio Innovations, Inc. (the “Company”), (NASDAQ:MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, announced today that it has completed a $40 million loan financing.

The financing involves the Company’s issuance to the lenders of Senior Secured Promissory Notes in the aggregate principal amount of $40,000,000, accruing interest at a rate of 8% per annum, with $10 million payable 3 years from the closing, $10 million payable 4 years from the closing, and $20 million due 5 years from the closing. The Company also issued to the lenders warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock at an exercise price equal to $1.91 per share (subject to certain limitations on exercisability). The Company currently intends to use the proceeds of the loan for working capital and other general corporate purposes.

Pam Marrone, Chief Executive Officer, said, “We are grateful for the support of our lenders in recognizing the long term potential of the Company.”

The Company also announced that James Iademarco, the Company’s President and Chief Operating Officer since January 2015, has elected to resign effective August 31st, 2015. To assist with the transition of various pending matters, Mr. Iademarco has agreed to remain available to advise the Company in a consulting capacity for an additional period of up to 90 days. Elin Miller, Chairman of the Board, said, “We very much appreciate James’ contributions to the Company, and we wish him the best in his future business endeavors.”

Mr. Iademarco added, “I am happy to have been able to assist the Company during a challenging period for the Company, and I am proud of our team members who have committed themselves to strengthening the Company’s business.”

The Company further announced that, as anticipated, it has received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company of its continued noncompliance with NASDAQ Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the three months ended June 30, 2015 (the “Form 10-Q”) on August 15, 2015. As reported in the Company’s Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2015, the Form 10-Q will not be filed with the SEC until after the completion of Company management’s evaluation of the necessity, nature and scope of any restatements to its previously filed financial statements. The Company currently expects that it will be able to file all delinquent reports, including the Form 10-Q, prior the November 9, 2015 expiration of the stay on suspension of trading granted by NASDAQ for the Company to regain compliance with NASDAQ’s filing requirement.

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ:MBII) is a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward Looking Statements

Portions of this release may constitute “forward-looking statements and assumptions underlying such forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such forward-looking statements are made within the “safe-harbor” protections of the PSLRA, should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include those regarding the Company’s intended use of proceeds from the sale of notes and warrants in the financing, the

Company’s financial statements, and expectations regarding the timing of the announcement of financial results or any restatements and regaining full compliance with the NASDAQ listing requirements. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond its control, that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks include that the Company may not be successful in growing sales of its products and expects intense competition in its target markets, that the Company may need to raise additional capital to meet its business requirements in the future, and the Company may not be able to do so on reasonable terms or at all, uncertainty surrounding management’s evaluation of the nature and scope of any necessary restatements to its previously filed financial statements, the types of errors and adjustments that may be required in any such restatement, cooperation of the Company’s third party distributors, potential legal or regulatory action related to the matters under investigation, and adverse decisions by the SEC or NASDAQ. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC.

CONTACT: Media Contact:

Cory Ziskind

ICR

646-277-1232

Cory.Ziskind@icrinc.com

Source: Marrone Bio Innovations

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